Exhibit 10.1

Employment Agreement

THIS EMPLOYMENT AGREEMENT ("Agreement") is made effective the 31st day of July, 2014, by and between Zoned Properties, Inc., a Nevada corporation ("Employer"), and Bryan McLaren, an individual ("McLaren").

Premises

WHEREAS, the Employer desires to secure the services of Mr. McLaren pursuant to the terms and conditions of an employment agreement; and

WHEREAS, Mr. McLaren has the requisite skills and experience in providing services to corporations in businesses similar to the Employer and desires to enter into a written agreement to serve as Chief Executive Officer of Employer.

Agreement

NOW THEREFORE, with the above provisions incorporated herein by this reference, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the sufficiency of which is hereby expressly acknowledged, the parties hereto mutually agree as follows:

1.     Employment. The Employer employs Mr. McLaren and Mr. McLaren accepts employment as Chief Executive Officer of Employer upon the terms and conditions set forth in this Agreement.

2.     Term. The term of this Agreement shall commence July 31, 2014, and shall continue for an initial term of ten (10) years. This Agreement may be renewed at the end of the term for an additional term upon mutual agreement of the parties hereto. If there is no agreed upon additional term, then the employment will continue on a month to month basis subject to termination by either party upon ninety (90) days written notice to the other party.

3.     Compensation. Employer agrees to compensate Mr. McLaren in an amount equal to an annual salary of $120,000 for his services, payable bi-weekly throughout the initial term. Compensation will increase commensurate with increased experience specifically including a raise at the completion of each additional graduate degree; $15,000 annual salary increase upon the completion of an Executive Masters and an additional $15,000 annual salary increase upon the completion of a Master of Business Administration (MBA). Mr. McLaren may also, at his discretion, receive stock options up to 25,000 shares per year of completed service. The Employer may also choose to award Mr. McLaren with an annual bonus at the discretion of the Board of Directors.

4.     Securities Compliance

a)	Mr. McLaren understands that Employer will not register any Compensation Shares under the Securities Act of 1933, as amended ("Securities Act") or any state securities law, but will instead issue the Compensation Shares in reliance upon exemptions from the registration and prospectus delivery requirements for transactions not involving a public offering. Mr. McLaren further understands that the Compensation Shares will therefore be “restricted securities” within the meaning of the Securities Act and Rule 144 promulgated under the Securities Act (“Rule 144”). Mr. McLaren represents that he is fully aware of the limitations on the resale of restricted securities set forth in Rule 144. Mr. McLaren acknowledges that if Rule 144 is available, Mr. McLaren may make only routine sales of the Compensation Shares and in limited amounts, in accordance with Rule 144. If Rule 144 is not available, Employer may refuse to transfer the Compensation Shares unless Mr. McLaren or Mr. McLaren’s transferee furnishes Employer with either: i) a "no action" letter from the Securities and Exchange Commission; ii) an opinion of counsel that the transfer is proper; or iii) establishes, to Employer's satisfaction, than an exemption from registration is available. Employer's registrar and transfer agent will maintain a stop transfer order against the Compensation Shares. All certificates representing the Compensation Shares, and any and all certificates issued in replacement thereof or in exchange therefor, shall bear a legend, in substantially the following form, which Mr. McLaren has read and understands:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE SECURITIES ACT"), AND ARE "RESTRICTED SECURITIES" WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF EMPLOYER."

b)	In order to provide documentation for Employer's reliance upon exemptions from registration and prospectus delivery requirements for issuance of the Compensation Shares, Mr. McLaren represents and warrants:

i.	Mr. McLaren will acquire the Compensation Shares for investment purposes only and not with a view to public resale or distribution.

ii.	Mr. McLaren will not sell, transfer or otherwise dispose of the Compensation Shares for value except in compliance with the Securities Act and the rules promulgated thereunder.

iii.	Mr. McLaren’s knowledge and experience in financial and business matters in general, and investments in particular, are such that Mr. McLaren is capable of evaluating the merits of acquiring the Compensation Shares.

iv.	Mr. McLaren understands the speculative nature of the Compensation Shares and the possibility of loss and is capable of bearing the economic risks of receiving the Compensation Shares.

v.	Mr. McLaren has had an opportunity to ask questions of and obtain answers from Employer's representatives concerning the financial status of Employer and the Compensation Shares. Mr. McLaren has also had the opportunity to examine such of Employer's disclosure documents that Mr. McLaren believes are necessary to make an economic decision to accept the Compensation Shares.

5.     Duties; Termination. During the term of this Agreement, Mr. McLaren will serve as the Chief Executive Officer of the Employer and shall perform the tasks and have the rights, powers and obligations normally associated with the office of Chief Executive Officer. In particular, Mr. McLaren shall advise Employer as to the operational management and strategic development of Employer’s Organization in Arizona, and in such other states as Employer shall request. Mr. McLaren agrees to serve in such position with Employer at the pleasure of the Employer’s board of directors ("Board of Directors") and to perform such tasks as the Board of Directors shall reasonably request. Mr. McLaren and Employer agree that Mr. McLaren’s employment may be terminated with just cause by the Board of Directors. Termination will also be subject to the Golden Parachute Agreement included as Appendix A.

6.     Extent of Services/Conduct/Non-Compete Agreement. Mr. McLaren may perform services for other organizations and volunteer for one or more charitable organizations provided that, in the reasonable judgment of the Board of Directors, such services do not interfere with and are not inconsistent with Mr. McLaren’s duties and obligations under this Agreement. In addition, during the term of this Agreement and for a period of six months following the termination of this Agreement, Mr. McLaren hereby agrees not to solicit or contact in any manner that could be reasonably construed as a solicitation, any past or current customer or primary vendor of Employer for purposes of encouraging such customer to refrain from purchasing products or services from Employer or for purposes of encouraging such vendor to refrain from providing services or selling products to Employer.

7.     Expenses. Mr. McLaren may incur reasonable expenses for promoting the Employer's business, including reasonable expenses for entertainment, travel, and similar items. The Employer will reimburse Mr. McLaren for all such expenses upon Mr. McLaren’s periodic presentation of an itemized account of such expenditures.

8.     Termination Upon Sale of Business. Employer may terminate this Agreement upon ninety (90) days written notice to Mr. McLaren upon the happening of any of the following events:

a)	The sale, by the Employer, of substantially all of its assets to a single purchaser or group of associated purchasers;

b)	The sale, exchange, or other disposition to a single entity or group of entities under common control in one transaction or series of related transactions of greater than fifty percent (50%) of the outstanding shares of the Employer's common stock;

c)	A decision by Employer to terminate its business and liquidate its assets; or

d)	The merger or consolidation of the Employer in a transaction in which the shareholders of the Employer receive less than fifty percent (50%) of the outstanding voting shares of the new or surviving corporation.

In the event of such termination, the remaining unpaid Compensation Shares shall be due and payable immediately to Mr. McLaren or his designated agents; and all provisions of the Golden Parachute Agreement as written in Appendix A shall be in full effect.

9.     Death During Employment. If Mr. McLaren dies during the term of this Agreement, then the Employer shall pay to the designated beneficiary of Mr. McLaren the compensation, which would otherwise be payable to Mr. McLaren up to the end of the month in which such death occurs and this Agreement shall be terminated. If Mr. McLaren has made no beneficiary designation, then the compensation due hereunder shall be paid to Mr. McLaren’s estate.

10.    Mr. McLaren Not Restricted by Other Agreement. Mr. McLaren hereby expressly represents, warrants, and covenants to the Employer that he is not bound, in any manner, by any agreement, whether written or oral, which would restrict him from performing any duties under this Agreement.

11.    Superseding Agreement. Mr. McLaren and the Employer agree that this agreement will supersede any other employment contract(s) already in place.

12.    Survival. The provisions of this Agreement, and, in particular, the provisions of Section 6 hereof, shall survive the termination of this Agreement.

13.    Indemnification. Employer shall hold harmless, defend, and indemnify Mr. McLaren from all claims, demands, or causes of action brought, at any time, against Mr. McLaren as a result of any of the following circumstances: (a) Mr. McLaren’s providing services to Employer; (b) any action or inaction arising from or relating to Mr. McLaren’s position as An Officer of Employer; or (c) any action taken or which should have been taken in the course and scope of Mr. McLaren’s employment with Employer, or which arose from or related to such employment, including all costs for any judgment, settlement, attorney fees, legal defense, and other expenses related to same.

14.    Entire Agreement. This Agreement constitutes the entire understanding between the parties and there are no covenants, conditions, representations, or agreements, oral or written, or any nature whatsoever, other than those herein continued.

15.    Amendments. No amendment, alteration, or modification of this Agreement shall be binding upon the parties hereto unless said amendment, alteration, or modification is in writing and signed by all parties.

16.    Waiver. The waiver of any term, condition, clause, or provision of this Agreement shall in no way be deemed or considered a waiver of any other term, condition, clause, or provision of this Agreement.

17.    Severability. If any term, condition, clause, or provision of this Agreement shall be deemed to be void or invalid then that term, condition, clause, or provision shall be stricken from this Agreement to the extent it is held to be void or invalid, and in all other respects this Agreement shall be valid and in full force and operation.

18.    Notices. Any notice or other communication required or permitted hereunder shall be sent by United States certified mail, postage prepaid, addressed:

if to the Employer:

Zoned Properties, Inc.

16624 N. 90th Street, Suite 101
Scottsdale, AZ 85260

and, if to Mr. McLaren:

Bryan McLaren

5568 E. Sheena Dr.

Scottsdale, AZ 85254

or to such other person or address designated by the parties to receive notice. The date of the notice shall be the date of the mailing.

19.    Additional Documents. The parties hereto agree to execute any and all additional papers and documents reasonably necessary or appropriate to effectuate the terms of this Agreement.

20.    Governing Law. This Agreement shall be subject to and governed by the laws of the State of Nevada and Arizona. Any legal action hereunder shall be properly commenced in a federal or state court of competent jurisdiction in Nevada or Arizona. The prevailing party in any such action shall be entitled to recover, in addition to any relief or award ordered by the court, a reasonable attorney fee and all costs of court.

21.    Assignment. This Agreement shall not be assignable by any party to this Agreement, except upon the written consent of all parties hereto. Mr. McLaren shall not have the right to pledge, encumber, or dispose of the right to receive any payments under this Agreement, which payments and the right thereto are expressly declared to be non-assignable and nontransferable and, in the event of any attempted assignment or transfer, the Employer shall have no further liability hereunder.

22.    Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal the day and year first above written.

Zoned Properties, Inc.		Mr. McLaren

By	/s/ Bryan McLaren	By	/s/ Bryan McLaren
	Bryan McLaren		Bryan McLaren
	Director		Chief Executive Officer

APPENDIX A

Golden Parachute Agreement.

This Change of Control Termination Agreement (the “Agreement”) is entered into as of July 31, 2014 by and between Zoned Properties, Inc., a Nevada corporation (the “Corporation”) with its office at 16624 N 90th Street #101, Scottsdale, Arizona 85260 and Bryan McLaren, the Employee of the Corporation.

Recitals

A. The Corporation considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Corporation (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.

B. The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation’s management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Corporation.

C. In order to induce you to remain in the employ of the Corporation and in consideration of your agreement set forth below, the Corporation agrees that you shall receive the severance benefits set forth in this Agreement in the event your employment with the Corporation is terminated subsequent to a “change in control of the Corporation” (as defined in Section 2 below) under the circumstances described below. This Agreement is meant to supersede any other specific written agreements which may have been entered into between yourself and the Corporation concerning termination of employment.

Therefore, in consideration of your continued employment and the parties agreement to be bound by the terms contained in this Agreement, the parties agree as follows:

1. Term of Agreement. This Agreement shall commence on this date and shall continue in effect through December 31, 2039 provided, however, that commencing on December 31, 2039 and each December 31 afterwards, the term of this Agreement shall automatically be extended for one additional year unless, no later than the preceding November 1, the Corporation shall have given notice that it does not wish to extend this Agreement; provided, further, if a change in control of the Corporation shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of 12 months beyond the month in which such change in control occurred. Notwithstanding the foregoing, and provided no change of control shall have occurred, this Agreement shall automatically terminate upon the earlier to occur of (i) your termination of employment with the Corporation, or (ii) the Corporation’s furnishing you with notice of termination, irrespective of the effective date of such termination.

2. Change in Control. No benefits shall be payable under this Agreement unless there shall have been a change in control of the Corporation, as set forth below. For purposes of this Agreement, a “change in control of the Corporation” shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Corporation is in fact required to comply with that regulation, provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the combined voting power of the Corporation’s then outstanding securities; or (B) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clauses (A) or (D) of this Section) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority; (C) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Corporation; or (D) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to it continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 30% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation’s assets.

3. Termination Following Change in Control. If any of the events described in Section 2 above constituting a change in control of the Corporation shall have occurred, you shall be entitled to the benefits provided in Subsection 4(iii) below upon the subsequent termination of your employment during the term of this Agreement unless such termination is (A) because of your death, Disability or Retirement, (B) by the Corporation for Cause, or (C) by you other than for Good Reason.

(i). Disability; Retirement. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Corporation for six consecutive months, and within 30 days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for “Disability.” Termination by the Corporation or you of your employment based on “Retirement” shall mean termination in accordance with the Corporation’s retirement policy, including early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

(ii). Cause. Termination by the Corporation of your employment for “Cause” shall mean termination upon (A) the willful and continued failure by you to substantially perform your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance by you of a Notice of Termination for Good Reason as defined in Subsections 3(iv) and 3(iii), respectively) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this Subsection and specifying the particulars in detail.

(iii). Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without your express written consent, the occurrence after a change in control of the Corporation of any of the following circumstances unless, in the case of paragraph (A), (E), (F), (G) or (H), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as defined in Subsections 3(v) and 3(iv), respectively, given in respect of them:

(A) the assignment to you of any duties inconsistent with your status and position as it exists immediately prior to the change in control of the Corporation or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the change in control of the Corporation;

(B) a reduction by the Corporation in your annual base salary as in effect on this date or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all key employees of the Corporation and all key employees of any person in control of the Corporation;

(C) your relocation to a location not within 25 miles of your present office or job location, except for required travel on the Corporation’s business to an extent substantially consistent with your present business travel obligations;

(D) the failure by the Corporation, without your consent, to pay to you any portion of your current compensation, or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Corporation, within seven days of the date such compensation is due;

(E) the failure by the Corporation to continue in effect any bonus to which you were entitled, or any compensation plan in which you participate immediately prior to the change in control of the Corporation which is material to your total compensation, including but not limited to the Corporation’s 2014 and 2015 Stock Option Plans, 401(k) Pre-Tax Retirement Savings Plan, and Flexible Benefit Plan, or any substitute plans adopted prior to the change of control in the Corporation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Corporation to continue your participation in it (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the change in control;

(F) the failure by the Corporation to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Corporation’s life insurance, medical, health and accident, or disability plans in which you were participating at the time of the change in control of the Corporation, the failure to continue to provide you with a Corporation automobile or allowance in lieu of it, if you were provided with such an automobile or allowance in lieu of it at the time of the change of control of the corporation, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the change in control of the Corporation, or the failure by the Corporation to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Corporation in accordance with the Corporation’s normal vacation policy in effect at the time of the change in control of the Corporation;

(G) the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 of this Agreement; or

(H) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (iv) below (and, if applicable, the requirements of Subsection (ii) above); for purposes of this Agreement, no such purported termination shall be effective.

Your rights to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason under this Agreement. In the event you deliver Notice of Termination based upon circumstances set forth in Paragraph (A), (E), (F), (G) or (H) above, which are fully corrected prior to the Date of Termination set forth in your Notice of Termination, such Notice of Termination shall be deemed withdrawn and of no further force or effect.

(iv). Notice of Termination. Any purported termination of your employment by the Corporation or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(v). Date of Termination, Etc. “Date of Termination” shall mean (A) if your employment is terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such 30-day period), and (B) if your employment is terminated pursuant to Subsection (ii) or (iii) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (ii) above shall not be less than 30 days, and in the case of a termination pursuant to Subsection (iii) above shall not be less than 15 nor more than 60 days, respectively, from the date such Notice of Termination is given); provided that if within 15 days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this provision), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal has expired and no appeal has been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Corporation will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement except to the extent otherwise provided in subsection 4(iv).

4. Compensation Upon Termination or During Disability. Following a change in control of the Corporation, as defined by Section 2, upon termination of your employment or during a period of disability you shall be entitled to the following benefits:

(i). During any period that you fail to perform your full-time duties with the Corporation as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all amounts payable to you under any compensation plan of the Corporation during such period, until this Agreement is terminated pursuant to Section 3(i) above. Thereafter, or in the event your employment shall be terminated by the Corporation or by you for Retirement, or by reason of your death, your benefits shall be determined under the Corporation’s retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

(ii). If your employment shall be terminated by the Corporation for Cause or by you other than for Good Reason, Disability, death or Retirement, the Corporation shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts and benefits to which you are entitled under any compensation plan of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to you under this Agreement.

(iii). If your employment by the Corporation shall be terminated (a) by the Corporation other than for Cause, Retirement or Disability or (b) by you for Good Reason, then you shall be entitled to the benefits provided below:

(A). The Corporation shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts and benefits to which you are entitled under any compensation plan of the Corporation, at the time such payments are due, except as otherwise provided below.

(B). In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Corporation shall pay as severance pay to you a lump sum severance payment (together with the payments provided in paragraphs C and D, below, the “Severance Payments”) equal to five times the sum of your annual base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination given in respect of them.

(C). The Corporation shall pay to you any deferred compensation, including, but not limited to deferred bonuses, allocated or credited to you or your account as of the Date of Termination.

(D). In lieu of shares of common stock of the Corporation (the “Corporation’s Shares”) issuable upon exercise of outstanding options (“Options”), if any, granted to you under the Corporation’s Stock Option Plans (which Options shall be cancelled upon the making of the payment referred to below) you shall receive an amount in cash equal to the product of (i) the excess of the closing price of the Corporation’s Shares as reported on the NASDAQ-NMS Automatic Quotation System on or nearest the Date of Termination (or, if not so reported, on the basis of the average of the lowest asked and highest bid prices on or nearest the Date of Termination), over the per share exercise price of each Option held by you (whether or not then fully exercisable) plus the amount of any applicable cash appreciation rights, times (ii) the number of the Corporation’s Shares covered by each such Option.

(E). The Corporation shall also pay to you all legal fees and expenses incurred by you as a result of such termination including all such fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) to any payment or benefit provided under this Agreement)).

(F). The payments provided for in paragraphs (B), (C), and (D) above, shall be made no later than the fifth day following the Date of Termination, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation shall pay to you on such day an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but in no event later than the 30th day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to you payable on the fifth day after demand by the Corporation (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(iv). In the event that you are a “disqualified individual” within the meaning of Section 280G of the Code, the parties expressly agree that the payments described in this Section 4 and all other payments to you under any other agreements or arrangements with any persons which constitute “parachute payments” within the meaning of Section 280G of the Code are collectively subject to an overall maximum limit. Such maximum limit shall be $1 less than the aggregate amount which would otherwise cause any such payments to be considered a “parachute payment” within the meaning of Section 280G of the Code, as determined by the Corporation. Accordingly, to the extent that such payments would be considered a “parachute payment” with respect to you, then the portions of such payments shall be reduced or eliminated in the following order until the remaining change of control termination payments with respect to you is within the maximum described in this subsection (iv):

(A) First, any cash payment to you;

(B) Second, any change of control termination payments not described herein; and

(C) Third, any forgiveness of indebtedness of yours to the Corporation.

You expressly and irrevocably waive any and all rights to receive any change of control termination payments, which exceed the maximum limit described in this subsection (iv).

(v). You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Corporation, or otherwise except as specifically provided in this Section 4.

(vi). In addition to all other amounts payable to you under this Section 4, you shall be entitled to receive all benefits payable to you under the Corporation’s 401(k) Pre-Tax Retirement Savings Plan and any other plan or agreement relating to retirement benefits.

5. Successors; Binding Agreement.

(i). The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Corporation in the same amount and on the same terms as you would be entitled to under this Agreement if you terminate your employment for Good Reason following a change in control of the Corporation, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Corporation” shall mean the Corporation as defined above and any successor to its business and/or assets as which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(ii). This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, heirs, distributes, and legatees. If you should die while any amount would still be payable to you if you had continued to live, all such amounts, unless otherwise provided in this Agreement, shall be paid in accordance with the terms of this Agreement to your legatee or other designee or, if there is no such designee, to your estate.

6. Notice. For the purpose of this Agreement, all notices and other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance with this Agreement, except that notice of change of address shall be effective only upon receipt.

7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party to this Agreement at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Arizona. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for shall be paid net of any applicable withholding or deduction required under federal, state or local law. The obligations of the Corporation under Section 4 shall survive the expiration of the term of this Agreement.

8. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the State of Arizona, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

11. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to its subject matter and supersedes all prior written or oral agreements or understandings with respect to such subject matter.

If this letter sets forth our agreement on its subject matter, kindly sign and return to the Corporation the enclosed copy of this letter which will then constitute our agreement on this subject.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal the day and year first above written.

Zoned Properties, Inc.		Mr. McLaren

By	/s/ Bryan McLaren	By	/s/ Bryan McLaren
	Bryan McLaren		Bryan McLaren
	Director		Chief Executive Officer